Exhibit (j)

            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption "Financial Highlights" for the Money Market Portfolio, Government & Agency Securities Portfolio (formerly, Government Securities Portfolio), and Tax-Exempt Portfolio (comprising Cash Equivalent Fund) in the Cash Equivalent Fund Prospectus and "Independent Registered Public Accounting Firm" and "Financial Statements" in the Cash Equivalent Fund Statement of Additional Information, and to the incorporation by reference in Post-Effective Amendment Number 34 to the Registration Statement (Form N-1A, No. 2-63522) of our report dated September 22, 2004, on the financial statements and financial highlights of Money Market Portfolio, Government & Agency Securities Portfolio (formerly, Government Securities Portfolio), and Tax-Exempt Portfolio, included in the Fund Annual Report dated July 31, 2004.



/s/Ernst & Young LLP

Boston, Massachusetts
November 24, 2004